Chembio and Infectious Disease Research Institute Collaborating on Development of Rapid Tests for Leishmaniasis and Leprosy

May 23, 2007 - Medford, NY and Seattle, WA - Chembio Diagnostics, Inc. (OTCBB:CEMI) and the Infectious Disease Research Institute (IDRI) have entered into two research and development agreements for the development of rapid diagnostic tests for Leishmaniasis and Leprosy, two “neglected diseases” targeted by IDRI. The tests will be developed by Chembio using Chembio’s patented Dual Path immunoassay test platform (DPP™) and will incorporate IDRI proprietary antigens.

In preliminary studies conducted during the first quarter of 2007, Chembio demonstrated superior analytical sensitivity on certain well characterized samples from patients with these diseases.  These studies resulted in the decision by Chembio and IDRI to enter into two Cooperative Research and Development Agreements to further these efforts.

IDRI, which has funding from the National Institutes of Heath and the Bill and Melinda Gates Foundation for the development of vaccines and diagnostics for leishmaniasis, and from the American Leprosy Mission for similar activities in leprosy, actively partners with industrial organizations to achieve its goals of developing products to aid in the  control of selected diseases.

Following completion of the prototype tests this year, the parties intend to then seek commitments for procurement of these products for affected populations globally. The leishmania parasite affects millions of people worldwide, while leprosy continues to be an important public health problem, with approximately 1 million new cases per year. Access to better diagnostic tools will be essential for control of theses diseases.

ABOUT LEISHMANIASIS

Leishmaniasis is a widespread parasitic disease with frequent epidemics in the Indian subcontinent, Africa, and Latin America and is a World Health Organization priority for vaccine development. A complex of different diseases, Leishmania parasites cause fatal infections of internal organs, as well as serious skin disease. One of the most devastating forms of leishmaniasis is a disfiguring infection of the nose and mouth. The number of cases of leishmaniasis are increasing, and it is now out of control in many areas. Leishmaniasis is also on the rise in some developed countries, specifically southern Europe as a result of HIV infection. Available drugs are toxic, expensive, and require long-term daily injections. Leishmania are protozoan parasites that inhabit macrophages or the white blood cells of the immune system. The parasites are transmitted by the bite of small blood sucking insects (sand flies), which are difficult to control, as they inhabit vast areas of the planet. It is estimated that about 500,000 new cases of the visceral form (kala-azar or “the killing disease”) occur each year. Most of the deaths occur in children. Those with the cutaneous forms are often left permanently disfigured.

There are 12 million cases of leishmaniasis worldwide, two million new cases per year, 500,000 of which are the visceral form. Leishmaniasis causes hundreds of thousands deaths per year (70% are children).

ABOUT LEPROSY

Leprosy, or Hansen's disease, is a chronic infectious disease caused by the intra-cellular pathogen Mycobacterium leprae -- a bacterium that is related to the organism that causes tuberculosis (TB). The bacillus primarily grows within lesions in the cooler body areas such as the skin, limbs, eyes, and nasal cavity. The damage of the peripheral nerves leads to muscle weakness and atrophy, and numbness or loss of sensitivity to touch and heat in several areas of the skin. Viable leprosy bacilli are transmitted by droplets from the nose and mouth of infected persons. The stigma attached to leprosy has often caused those who contract the disease to be shunned by family, friends, and society. 1.6 billion people worldwide are exposed to leprosy, which is endemic in 24 countries.  500,000 new cases are found each year, that's over 1,300 cases every day. It is estimated that four to five million people already suffer from, or have deformities due to, leprosy.

Approximately 20 years ago, it became possible to treat leprosy. A multidrug therapy (MDT) comprised of several drugs given orally for a period of six to twenty four or more months may cure leprosy but can cause severe side effects. Although combination antibiotic therapy provided during the early stages of the disease reduces disease progression and spread, poor diagnostics and lack of access to regular health care mean that many who develop leprosy are treated only late in the disease, after disfigurement and transmission to others have already occurred.

ABOUT IDRI

The Infectious Disease Research Institute, Seattle, Washington, is a 501(c)(3) “non-profit biotech” that develops vaccines, diagnostics, and therapeutics for neglected diseases, including tuberculosis, leishmaniasis, leprosy, Chagas disease and others.

IDRI contact:     Curt Malloy cmalloy@idri.org; 206-381-0883

ABOUT CHEMBIO

Chembio Diagnostics, Inc., a developer and manufacturer of rapid diagnostic tests for infectious diseases, is on the frontlines of the global battle against the AIDS pandemic. The Company has received marketing approval from the FDA for its SURE CHECK(R) HIV 1/2 and HIV 1/2 STAT-PAK(TM) rapid tests, marketed in the United States by Inverness Medical Innovations. The Company also manufactures rapid tests for veterinary Tuberculosis and Chagas Disease,

In March 2007 Chembio was issued a United States patent for the Dual Path Platform (DPP(TM)), a next generation lateral flow platform DPP has demonstrated significant advantages over currently available lateral flow methods, including increased sensitivity, sample flexibility, and multiplexing capabilities.  Further information on the technology is available at http://www.chembio.com/newtechnologies.html.

Chembio contact:  Matty Arce marce@chembio.com 631-924-1135 x123
Media Contact:  Francesca Simone fsimon@stephensongroup.com 917-318-8776